Exhibit 2.3

SECURITIES PURCHASE AGREEMENT

dated as of

September 28, 2009

among

PARTNERRE LTD.

and

PARTNERRE HOLDINGS II SWITZERLAND GMBH

(as buyer),

and

MR. HANS-PETER GERHARDT

(as seller)

relating to the purchase and sale

of

Warrants to purchase Common Shares

of

PARIS RE HOLDINGS LIMITED

Page
TABLE OF CONTENTS
DEFINITIONS

i

ARTICLE 5
REGISTRATION OF SHARES

Section 5.01. Registration Rights	14

ARTICLE 6
COVENANTS OF SELLER

Section 6.01. Voting Agreement	14
Section 6.02. No Transfers; No Proxies.	15

ARTICLE 7
COVENANTS OF PARENT

Section 7.01. Obligations of Purchaser	16

ARTICLE 8
ADDITIONAL AGREEMENTS

Section 8.01. Reasonable Best Efforts; Further Assurances	16
Section 8.02. Certain Filings	16
Section 8.03. Documentation and Information	16
Section 8.04. Public Announcements	17
Section 8.05. Termination of Tender and Support Agreement.	17

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of Parent, Purchaser and Seller	17
Section 9.02. Conditions to Obligations of Parent and Purchaser	17
Section 9.03. Conditions to Obligation of Seller	18

ARTICLE 10
SURVIVAL

Section 10.01. Survival	18

ARTICLE 11
TERMINATION

Section 11.01. Grounds for Termination	19
Section 11.02. Effect of Termination	20

ii

ARTICLE 12
MISCELLANEOUS

EXHIBIT A	Security Ownership and Payment Information

EXHIBIT B	Registration Rights Agreement

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of September 28, 2009 among PartnerRe Ltd., a Bermuda exempted company (“Parent”), PartnerRe Holdings II Switzerland GmbH, a Swiss GmbH and wholly-owned subsidiary of Parent (“Purchaser”), and Hans-Peter Gerhardt (“Seller”).

W I T N E S S E T H:

WHEREAS, Parent intends to consummate, through Purchaser, a series of transactions in order to acquire PARIS RE Holdings Limited, a Swiss corporation (the “Company”);

WHEREAS, as the first step in acquiring the Company, Parent and certain shareholders of the Company (the “Majority Block Shareholders”) have entered into a Securities Purchase Agreement dated as of July 4, 2009 (as amended, the “Majority Block Purchase Agreement”), pursuant to which Parent shall cause Purchaser to purchase all of the Company Shares and Company Warrants (in each case, as defined below) owned by the Majority Block Shareholders;

WHEREAS, Parent also desires to cause Purchaser to purchase (the “Purchase”) all of the Company Warrants (as defined below) owned by Seller as specified on Exhibit A hereto, and Seller, as the owner of such Company Warrants, desires to sell such Company Warrants to Purchaser, upon the terms and subject to the conditions of this Agreement;

WHEREAS, upon the consummation of the transactions contemplated by the Majority Block Purchase Agreement and this Agreement, Parent intends to cause Purchaser, pursuant to the terms and conditions of the Transaction Agreement dated as of July 4, 2009 (as amended, the “Transaction Agreement”) among Parent, Purchaser and the Company, to, subject to the receipt of the requisite Company shareholder approval and the satisfaction of other applicable conditions, acquire the remaining outstanding Company Shares not owned by Purchaser and its Affiliates following the Closing (as defined below) by means of the Merger (as defined below) on the terms and subject to the conditions set forth in the Transaction Agreement; and

WHEREAS, the parties hereto intend, to the extent permitted by Applicable Law, for the Merger, together with the other transactions contemplated in the Transaction Agreement, the Majority Block Purchase Agreement and herein, to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of Seller or any of his Affiliates (other than the Company and its Subsidiaries) and (ii) none of Seller or any of his Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries.

“AMF” means the Autorité des Marchés Financiers.

“Applicable Law” means, with respect to any Person, any supranational, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, made mandatory or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Paris or Zurich are authorized or required by Applicable Law to close.

“CHF” means Swiss Francs, being the lawful currency of Switzerland.

“Closing Date” means the date of the Closing.

“Company Shares” means the common bearer shares, CHF 4.51 par value per share of the Company.

“Company Warrants” means any and all warrants to purchase Company Shares.

“FINMA” means the Swiss Financial Supervisory Market Authority FINMA.

“General Rules of the AMF” means the Règlement général de l'Autorité des marchés financiers and any instruction, regulation or recommendation enacted, adopted, promulgated or applied by the AMF.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative (including social security) authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” shall have the meaning given to such term in the Transaction Agreement.

“Merger” shall have the meaning given to such term in the Transaction Agreement.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Offer” shall have the meaning given to such term in the Transaction Agreement.

“Parent Shares” means Parent’s common shares, par value US$1.00 per share.

“Per Warrant Consideration” shall have the meaning given to such term in the Transaction Agreement (but without giving effect to any adjustment thereto pursuant to Section 2.07 thereto).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Share Capital Repayment” shall have the meaning given to such term in the Transaction Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Swiss Cartel Act” means the Swiss Federal Act on Cartels and Other Restraints of Competition and its implementing ordinances.

(a)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Closing	2.02
Company	Preamble
Company Board	6.01
e-mail	12.01
Majority Block Purchase Agreement	Preamble
Majority Block Purchase Closing	2.02
Majority Block Shareholders	Preamble
Parent	Preamble
Parent Shareholder Approvals	4.02
Purchase	Preamble
Purchaser	Preamble
Representatives	3.05
Seller	Preamble
Tender and Support Agreement	8.05
Transaction Agreement	Preamble

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
Purchase and Sale

Section 2.01 .  Purchase and Sale.  (a) Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the number of the Company Warrants set forth on Exhibit A hereto at the Closing.  The purchase price for each Company Warrant is equal to the Per Warrant Consideration.  The aggregate number of Parent Shares to be issued to Seller in respect of the Company Warrants owned by Seller is set forth under the heading “Parent Shares To Be Issued” on Exhibit A hereto.  The Per Warrant Consideration shall be paid as provided in Section 2.02.

(b) To the extent that any adjustment is made to the Per Warrant Consideration pursuant to Section 2.06(d) of the Transaction Agreement, Exhibit A hereto shall be adjusted accordingly to give effect to such adjustment.

Section 2.02 .  Closing.  The closing of the purchase and sale of the Company Warrants hereunder (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York contemporaneously with the closing of the transactions contemplated by the Majority Block Purchase Agreement (the “Majority Block Purchase Closing”), or at such other time or place as Parent and Seller may agree.  At the Closing:

(a) Purchaser shall deliver to Seller certificates evidencing the aggregate number of Parent Shares set forth under the heading “Parent Shares to be Issued” on Exhibit A in definitive form and registered in the name of Seller, free and clear of any Lien and, except as explicitly contemplated herein or required by Applicable Law, any other limitation or restriction (including, without limitation, any lock-up obligation, restriction on the right to vote, trade, sell or otherwise dispose of the Parent Shares); and

(b) Seller shall, to the extent applicable, deliver or cause to be delivered to Purchaser all certificates for the Company Warrants set forth on Exhibit A, duly endorsed and accompanied by assignments, substantially in the form attached to the Company Warrants.

Section 2.03 .  No Fractional Shares.  No fractional Parent Shares shall be issued in the Purchase.  All fractional Parent Shares that Seller would otherwise be entitled to receive as a result of the Purchase shall be aggregated and if a fractional share results from such aggregation, the number of Parent Shares to be issued shall be rounded to the nearest whole Parent Share (with 0.50 being rounded upward).

Section 2.04 .  Adjustments.  If, during the period between the date of this Agreement and the Closing,

(i)                  any change in the outstanding capital shares of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, but excluding any change that results from (A) any exercise of options or other equity awards to purchase Company Shares or Parent Shares, as applicable, granted under the Company’s or Parent’s share option or compensation plans or arrangements, and any issuance of options, other equity awards or shares pursuant to any such plans or arrangements subject to and in accordance with the terms of this Agreement, (B) any exercise or conversion of any Company Securities (as defined in the Transaction Agreement) (including Company Warrants) or Parent Securities (as defined in the Transaction Agreement) convertible into, or exchangeable for, Company Shares or Parent Shares, as applicable, that are outstanding as of the date hereof, (C) any bona fide issuance of Company Securities or Parent Securities subject to and in accordance with the terms of this Agreement in which Parent or the Company receives fair value for such shares (as determined in good faith by the board of directors of Parent or the Company, as applicable), (D) the issuance of Parent Shares in the Purchase, the Majority Block Purchase or any similar transaction or (E) any other action effected with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent, or

(ii)                 Parent or the Company shall declare, subject to and in accordance with the terms of this Agreement, a cash dividend or other cash distribution with a record date during such period other than (A) quarterly cash dividends paid by Parent consistent with past practice and having customary record and payment dates and (B) the Share Capital Repayment,

the Per Warrant Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05 .  Legends.  (a) Any certificate representing Parent Shares issued to Seller hereunder shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

(b) Parent shall use best efforts to replace as soon as possible any certificates representing Parent Shares with, at Parent’s option, certificates or book entries not bearing the legend required by Section 2.05(a) if Parent receives such representations from the Seller as reasonably requested by Parent to enable it to provide an opinion of counsel (which may be in-house counsel), in reliance on such representations, that such legends are no longer required for purposes of applicable securities law.  Parent shall reimburse Seller for reasonable costs and expenses incurred by him in connection with such representation and/or the operation of this Section 2.05.

ARTICLE 3
Representations and Warranties of Seller

Seller represents and warrants to Parent as of the date hereof and as of the Closing that:

Section 3.01 .  Authorization.  Seller has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.02 .  Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with or notifications to, any Governmental Authority, except such as are required for the Majority Block Purchase Closing and other than compliance with any other applicable requirements of the 1933 Act or the 1934 Act, with only such exceptions that, individually or in the aggregate, would not reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.03 .  Noncontravention.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) assuming compliance with the matters referred to in Section 3.02, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (ii) assuming compliance with the matters referred to in Section 3.02, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Seller or any of his Affiliates is entitled under, any provision of any agreement or other instrument binding upon Seller or any of his Affiliates, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Seller or any of his Affiliates or (iii) result in the creation or imposition of any Lien on any asset of Seller or any of his Affiliates, with only such exceptions, in the case of each of clauses (ii) through (iii), that, individually or in the aggregate, would not reasonably be expected to adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by Seller.

Section 3.04 .  Ownership of Company Warrants; Voting of Company Shares.  (a) Seller is the owner of the Company Warrants set forth on Exhibit A, free and clear of any Lien and any other limitation or restriction, and will transfer and deliver to Purchaser at the Closing valid title to such Company Warrants free and clear of any Lien and any such limitation or restriction.  Except for the Company Warrants set forth on Exhibit A, Seller does not own beneficially or of record any Company Warrants.

(b) As of the date hereof, Seller is the owner of 927,500 Company Shares.  None of such Company Shares, or any other Company Shares acquired by Seller after the date hereof, is or will be subject to any voting trust or other agreement or arrangement with respect to the voting of such Company Shares other than those created by this Agreement.  Except as set forth in this Agreement, Seller has, and at all times during the term of this Agreement will have, with respect to the Company Shares owned by Seller as of the date of this Agreement and any other

Company Shares acquired by Seller after the date hereof, the sole power, directly or indirectly, to vote such Company Shares.

Section 3.05 .  Investment Purpose; Inspections; No Other Representations.  (a) The Parent Shares to be acquired by Seller pursuant to this Agreement are being acquired for Seller’s own account for investment and without a view to the public distribution of such Parent Shares or any interest therein.  Seller acknowledges that the Parent Shares being acquired pursuant to this Agreement have not been registered under the 1933 Act or under the securities laws of any state or non-U.S. jurisdiction and may not be sold or transferred without compliance with applicable federal, state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(b) Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Shares and Seller is capable of bearing the economic risks of such investment.

(c) Seller has been given the opportunity to ask questions of and receive answers from Parent concerning Parent, the Parent Shares and other related matters.  Seller further represents and warrants to Parent and Purchaser that he has been furnished with all information he deems necessary or desirable to evaluate the merits and risks of the acquisition of the Parent Shares and that Parent has made available to Seller or his agents all documents and information relating to an investment in the Parent Shares requested by or on behalf of Seller. In evaluating the suitability of an investment in the Parent Shares, Seller has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Parent.  Without limiting the generality of the foregoing, Seller acknowledges that none of Parent, Purchaser or any of their respective Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or its Subsidiaries or the future business and operations of Parent or its Subsidiaries or (ii) any other information or documents made available to Seller or his counsel, accountants or advisors with respect to Parent or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(d) Seller is an “Accredited Investor” as such term is defined in Regulation D under the 1933 Act.

(e) Seller acknowledges and agrees that Parent has furnished Seller prior to the execution and delivery hereof with the information required by Rule 502(b)(2)(ii) under the 1933 Act and Seller has reviewed and understands such information.

(f) Except for the representations and warranties of Seller contained in this Agreement, Seller makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement, express or implied, and Seller hereby disclaims, and Parent and Purchaser may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to Parent, Purchaser or any of their respective Affiliates or any other Person of any documentation or other information by Seller or any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

Section 3.06 .  Finders’ Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Seller in his capacity as such except for (i) reasonable costs and expenses incurred by Seller’s counsels in connection with this Agreement and (ii) additional and/or increased fees and/or commissions for the benefit of Credit Suisse resulting from the inclusion of the value of the Company Warrants or otherwise from the entering into this Agreement for purposes of determining the fees and commissions, if any, that Credit Suisse may be owed in connection with the transactions contemplated by the Transaction Agreement and the Securities Purchase Agreement (as defined in the Transaction Agreement).

ARTICLE 4
Representations and Warranties of Parent

Except as disclosed in any Parent SEC Document (as defined in the Transaction Agreement) filed after December 31, 2008 and before the date of this Agreement, Parent represents and warrants to Seller as of the date hereof and as of the Closing that:

Section 4.01 .  Existence and Power.  Each of Parent and Purchaser is duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign stock corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the date of its formation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the transactions contemplated hereby and thereby.

Section 4.02 .  Authorization.  (a) The execution, delivery and performance by Parent and Purchaser of this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement are within the organizational powers of Parent and Purchaser and have been duly authorized by all necessary action on the part of Parent and Purchaser, except, in the case of Parent, for the Parent Shareholder Approvals (as defined below). This Agreement constitutes a valid and binding agreement of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The affirmative vote of a simple majority of the total votes cast in favor of (i) an increase in the number of directors constituting the board of directors of Parent, (ii) the issuance of the Parent Shares in connection with the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and (iii) any amendments to Parent’s Amended and Restated 2005 Employee Equity Plan to the extent required to give effect to the provisions of Sections 3.02(a) and 3.02(c) of the Transaction Agreement (collectively, the “Parent Shareholder Approvals”) are the only votes or approvals of the holders of any class or series of capital shares of Parent necessary to approve this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement.

Section 4.03 .  Governmental Authorization.  The execution, delivery and performance by Parent and Purchaser of this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby, by the Majority Block Purchase Agreement and by the Transaction Agreement require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than (i) notifications required to be made to the Company or the AMF due to crossing certain ownership thresholds, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, including applicable European Commission antitrust laws and the Swiss Cartel Act, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the General Rules of the AMF and the Euronext Paris non-harmonized market rules, and any other federal, state or non-U.S. securities laws and (v) the approval (if any) of, or notifications (if any) to, the Delaware Insurance Commissioner, the California Insurance Commissioner, FINMA, the French Comité des entreprises d'assurance, the Canadian Office of the Superintendent of Financial Institutions, the Singapore Monetary Authority, the Bermuda Monetary Authority, the Commissioner of Insurance in Hong Kong, the Irish Financial Regulator, the Labuan Offshore Financial Service Authority (Malaysia), the New York Insurance Department and the Monaco regulatory authority, except, in each case, for any actions or filings the absence of which would not reasonably be expected to (A) impair the ability of Parent and Purchaser to timely consummate the transactions contemplated by this Agreement, the Majority Block Purchase Agreement or the Transaction Agreement or (B) be material to Parent and its Subsidiaries, taken as a whole.

Section 4.04 .  Noncontravention.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby, by the Majority Block Purchase Agreement and by the Transaction Agreement will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other similar organizational documents of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.05 .  Purchase for Investment; Inspections; No Other Representations.  (a) Purchaser is purchasing the Company Warrants set forth on Exhibit A hereto for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Warrants and is capable of bearing the economic risks of such investment.  Purchaser acknowledges that the Company Warrants being acquired pursuant to this Agreement have not been registered under the 1933 Act or under the securities laws of any state or non-U.S. jurisdiction and may not be sold or transferred without compliance with applicable federal, state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(b) Parent has been given the opportunity to ask questions of and receive answers from Seller and the Company concerning Seller, the Company, the Company Warrants and other related matters.  Parent further represents and warrants to Seller it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Company Warrants and that Seller and the Company have made available to Parent or its agents all documents and information relating to an investment in the Company Warrants requested by or on behalf of Parent. In evaluating the suitability of an investment in the Company Warrants, Parent has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Seller.  Without limiting the generality of the foregoing, Parent acknowledges that none of Seller or any of his Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or its Subsidiaries or the future business and operations of the Company or its Subsidiaries or (ii) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company Warrants, the Company or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(c) Except for the representations and warranties of Parent contained in this Agreement, Parent makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement, the Majority Block Purchase Agreement and the Transaction Agreement, express or implied, and Parent hereby disclaims, and Seller may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to Seller or any of his Affiliates or any other Person of any documentation or other information by Parent or any of its Representatives or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

Section 4.06 .  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Purchaser who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.07 .  Valid Issuance.  The Parent Shares to be issued to Seller, when delivered against payment therefor as provided in this Agreement, will have been duly authorized, issued and delivered, fully paid and non-assessable and free and clear of any Lien, and will not be issued in violation of any preemptive rights or have any restriction on the right to vote, sell or otherwise dispose of such Parent Shares except as otherwise set forth in this Agreement.

ARTICLE 5
Registration of Shares

Section 5.01 .  Registration Rights.  At the Closing, Parent shall grant Seller registration rights as set forth in Exhibit B hereto with respect to the Parent Shares Seller receives pursuant to this Agreement and any other Registrable Securities (as defined in Exhibit B) owned by Seller, and such Exhibit B is incorporated herein by reference.

ARTICLE 6
Covenants of Seller

Seller agrees that:

Section 6.01 .  Voting Agreement.  (a) Seller hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Company Shares, however called, or in connection with any written consent of the holders of Company Shares, Seller shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to all Company Shares then owned by Seller to the fullest extent that such Company Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the approval and adoption of the Merger Agreement (as defined in the Transaction Agreement) and the Merger;

(ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the shareholders of the Company at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the shareholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(iii) against any (A) Company Acquisition Proposal (as defined in the Transaction Agreement), (B) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (C) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Merger.

(b) Seller hereby revokes (or causes to be revoked) any and all previous proxies if granted with respect to the Company Shares owned by Seller.  Upon request in writing by Parent, Seller hereby agrees to grant a proxy appointing Parent as Seller’s attorney-in-fact and proxy, with full power of substitution, for and in Seller’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 6.01(a).  The proxy to be granted by Seller upon request in writing by Parent shall automatically be revoked upon termination of this Agreement.

(c) It is understood that Seller is agreeing to the provisions of this Section 6.01 solely in his capacity as the owner of Company Shares and nothing in this Section 6.01 shall limit or affect any actions taken by Seller solely in his capacity as an officer or director of the Company, including any vote that Seller may make as a director of the Company with respect to any matter presented to the Board of Directors of the Company.  Parent agrees that no such action taken in such individual’s capacity as a member of the Board of Directors of the Company will be deemed a violation of this Section 6.01.

Section 6.02 .  No Transfers; No Proxies. Seller agrees that it shall not (a) enter into an agreement with any Third Party (as defined in the Transaction Agreement) for the purchase and sale of any Company Shares or Company Warrants owned by Seller or otherwise sell or transfer any Company Shares or Company Warrants or any interest therein to a Third Party, except if the Merger is not legally effective by January 31, 2010 in which case this clause (a) shall be deemed to be terminated as per that date or (b) except pursuant to the terms of this Agreement, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Company Shares.

ARTICLE 7
Covenants of Parent

Section 7.01 .  Obligations of Purchaser.  Parent shall cause Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

ARTICLE 8
Additional Agreements

Parent, Purchaser and Seller agree that:

Section 8.01 .  Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement and the limitations and exceptions set forth in Section 9.01 of the Transaction Agreement, each of Seller, Parent and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement.

Section 8.02 .  Certain Filings.  Parent, Purchaser and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or notification to, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03 .  Documentation and Information. Seller (i) consents to and authorizes the publication and disclosure by Parent of Seller’s identity and holding of Company Shares and Company Warrants, the nature of Seller’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, any Current Report on Form 8-K, any filings with the U.S. Securities and Exchange Commission or any filings with or notices to Governmental Authorities in connection with this Agreement, the Transaction Agreement and the Majority Block Purchase Agreement or any disclosure document in connection with the Merger and any transactions contemplated by the Transaction Agreement and the Majority Block Purchase Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents.  Seller agrees to promptly notify Parent of any required corrections with respect to any information supplied by Seller specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 8.04 .  Public Announcements.  Seller shall consult with Parent before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement as may be required by Applicable Law, shall not make any such other public statement without the consent of Parent; provided, however, that if disclosure is required by Applicable Law, Seller shall, to the extent reasonably possible, provide Parent with prompt notice of such requirement prior to making any disclosure so that Parent may seek an appropriate protective order.

Section 8.05 .  Termination of Tender and Support Agreement. Upon the effectiveness of this Agreement pursuant to Section 12.08, the Tender and Support Agreement dated as of July 4, 2009 (as amended, the “Tender and Support Agreement”) between Parent and Seller shall automatically terminate and shall be of no further force and effect.

ARTICLE 9
Conditions to Closing

Section 9.01 .  Conditions to Obligations of Parent, Purchaser and Seller.  The obligations of Parent, Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions: (i) the Majority Block Purchase Closing shall occur simultaneously with the Closing hereunder and (ii) the Parent Shares to be issued to Seller hereunder shall been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 9.02 .  Conditions to Obligations of Parent and Purchaser.  The obligations of Parent and Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;

(b) the representations and warranties of Seller contained in Sections 3.01, 3.04 and 3.05 of this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time); and

(c) the other representations and warranties of Seller contained in this Agreement or any writing delivered by Seller pursuant hereto (disregarding all materiality qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (c), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 9.03 .  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) Parent and Purchaser shall have performed in all material respects all of their obligations under this Agreement required to be performed by it at or prior to the Closing;

(b) (i) the representations and warranties of Parent contained in Sections 4.01, 4.02, 4.05 and 4.07 of this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time); and

(c) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant to this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (c), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE 10
Survival

Section 10.01 .  Survival.  None of the representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (other than the representations and warranties contained in Section 3.04, which shall survive the Closing). None of the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing, except for this Section 10.01, Section 2.05, Section 5.01, Section 6.01, Section 6.02, Section 8.03 and Article 12, which shall survive the Closing.

ARTICLE 11
Termination

Section 11.01 .   Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Parent;

(b) by either Seller or Parent if the Majority Block Purchase Agreement or the Transaction Agreement has been terminated prior to the Closing;

(c) by either Seller or Parent if there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement,  the Majority Block Purchase Agreement or the Transaction Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated hereby or thereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action;

(d) by Parent if there shall have been a breach by Seller of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.02(a) and which breach has not been cured within 30 days following written notice thereof to Seller or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, Parent or Purchaser shall not be in material breach of its or their obligations under this Agreement, the Transaction Agreement or the Securities Purchase Agreement; or

(e) by Seller if there shall have been a breach by Parent or Purchaser of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Purchaser, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.03(a) and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, Seller shall not be in material breach of its obligations under this Agreement and no “Seller” under the Majority Block Purchase Agreement or the Company shall be in breach of its or their obligations under the Transaction Agreement or the Majority Block Purchase Agreement.

The party desiring to terminate this Agreement other than pursuant to Section 11.01(a) shall give notice of such termination to the other party(ies).

Section 11.02 .  Effect of Termination.  In the event of termination of this Agreement by either Parent or Seller as provided in Section 11.01, this Agreement shall forthwith become void and of no effect, and there shall be no liability or obligation on the part of Parent, Purchaser, any Seller or their respective officers, directors, employees, agents, consultants or representatives under or arising from this Agreement, except with respect to this Section 11.02 (Effect of Termination) and Article 12 (Miscellaneous), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its (i) intentional failure to fulfill a condition to the performance of the obligations of the other party or (ii) intentional failure to perform a covenant hereof.  For the avoidance of doubt, the inaccuracy of any representation or warranty herein in and of itself shall not give rise to any liability.

ARTICLE 12
Miscellaneous

Section 12.01 .  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Purchaser, to:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke
HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.: (441) 292-3060
E-mail: amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

if to Seller, to Seller and its counsel at their respective addresses, facsimile numbers or e-mail addresses set forth on the applicable signature page hereof, and or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.02 .  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03 .  Expenses.  (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that all reasonable costs or expenses incurred by Seller in connection with this Agreement shall be paid or reimbursed by Purchaser; and further provided that the reasonable costs and expenses incurred by Seller’s counsels in connection with this Agreement and the Tender and Support Agreement shall be paid by the Company.

Section 12.04 .  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, and, after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

Section 12.05 .  Director Protection.  Parent and Purchaser agree, for the benefit of Seller, to perform and comply in full with its obligations under Sections 8.05 and 8.08 of the Transaction Agreement.

Section 12.06 .  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws Switzerland.

Section 12.07 .  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Commercial Court of the Canton of Zurich, Switzerland.

Section 12.08 .  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.09 .  Entire Agreement.  This Agreement is the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.10 .  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.11 .  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARTNERRE LTD.

By:	/s/ Amanda Sodergren
	Name:	Amanda Sodergren
	Title:	Chief Legal Counsel

PARTNERRE HOLDINGS II SWITZERLAND GMBH

By:	/s/ Bruno Meyenhofer
	Name:	Bruno Meyenhofer
	Title:	Director

By:	/s/ Stephan Winands
	Name	Stephan Winands
	Title:	Director

/s/ Hans-Peter Gerhardt
Hans-Peter Gerhardt,

Address for notices:

Hans-Peter Gerhardt
PARIS RE Holdings Limited
Poststrasse 30
Postfach 851
6301 Zug, Switzerland
Facsimile No.: +41-41-727-51-51
E-mail: hanspeter.gerhardt@paris-re.com

with a copy to:

Homburger AG
Weinbergstrasse 56
CH-8006 Zürich
Attention: Hansjuerg Appenzeller
Facsimile No.: +41-43-222-15-00
E-mail: hansjuerg.appenzeller@homburger.ch

EXHIBIT B

REGISTRATION RIGHTS

ARTICLE 1
Definitions

“affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Block Purchase” means the purchase by the Purchaser of all of the Company Shares and Company Warrants owned by the Majority Block Shareholders under the Majority Block Purchase Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by applicable law to close.

“Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning set forth in the Securities Purchase Agreement.

“Company Shares” means the common bearer shares, CHF 4.51 par value per share of the Company.

“e-mail” shall have the meaning set forth in Section 3.01.

“Losses” shall have the meaning set forth in Section 2.05(a).

“Majority Block Shareholders” shall have the meaning set forth in the Securities Purchase Agreement.

“Majority Block Purchase Agreement” shall have the meaning set forth in the Securities Purchase Agreement.

“Merger” shall have the meaning given to such term in the Transaction Agreement.

“Parent” shall have the meaning set forth in the Securities Purchase Agreement.

“Parent Common Shares” means the common bearer shares, $1.00 par value per shares, of Parent.

“Parent Indemnified Person” shall have the meaning set forth in Section 2.05(b).

“Person” or “person” means an individual, corporation, association, partnership (as such term is used in Section 13(d)(3) of the Exchange Act), limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group (within the meaning of Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Purchase” shall have the meaning set forth in the Securities Purchase Agreement.

“Purchaser” shall have the meaning given to such term in the Securities Purchase Agreement.

“Prospectus” means the prospectus included in any Shelf Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means the Parent Common Shares owned by Seller and any securities owned by Seller which may be issued or distributed in respect thereof by way of stock dividend or stock split or other distribution, recapitalization or reclassification.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earlier of (i) the date such securities have been sold or otherwise transferred by the holders thereof pursuant to an effective Shelf Registration Statement, (ii) the date such securities are no longer outstanding or (iii) the date such securities have become freely tradeable pursuant to Rule 144, which is expected to be six (6) months after the Closing (the “Shelf Registration Period Expiration”).

“Registration Date” shall have the meaning set forth in Section 2.01(a).

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of September 28, 2009 between Parent and Seller to which this Exhibit B is attached.

“Seller” shall have the meaning set forth in the Securities Purchase Agreement.

“Seller Indemnified Person” shall have the meaning set forth in Section 2.05(a).

“Shelf Registration Period” shall have the meaning set forth in Section 2.01(a).

“Shelf Resale” shall have the meaning set forth in Section 2.01(b).

“Shelf Resale Notice” shall have the meaning set forth in Section 2.01(b).

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Transaction Agreement” has the meaning given to such term in the Securities Purchase Agreement.

ARTICLE 2
demand registration

Section 2.01 .  Shelf Registration.  (a) No later than one Business Day after the date of the Closing (the “Registration Date”), Parent will have an effective shelf registration statement in place that shall permit resales by Seller of Registrable Securities as set forth in this Exhibit B and include a Prospectus that shall contain the name and address of Seller and all of the Registrable Securities owned by Seller.  The term “Shelf Registration Statement” as used herein means an existing shelf registration statement and any post-effective amendment thereto or a new shelf registration statement.  Parent shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective (including by filing any necessary post-effective amendments to such Shelf Registration Statement or a new Shelf Registration Statement) throughout the period from the Registration Date through and including the Shelf Registration Period Expiration (the “Shelf Registration Period”).

(b)           Shelf Resales.  If, at any time following the Registration Date, Seller desires to sell all or any portion of its Registrable Securities under the Shelf

Registration Statement (any such sale, a “Shelf Resale”), Seller shall notify (such notice, the “Shelf Resale Notice”) Parent of such intent at least one business day prior to such proposed sale; provided that no Shelf Resale shall be permitted during any Suspension Period and no Shelf Resale Notice that would result in a Shelf Resale during any Suspension Period shall be permitted to be given.  If, after sending the Shelf Resale Notice, Seller decides not to proceed with such Shelf Resale, Seller shall promptly withdraw such notice by giving written notice to Parent.

(c)           Suspension of Shelf Registration Statement.  Notwithstanding anything to the contrary contained in this Exhibit B, Parent shall be entitled to suspend the use of the Shelf Registration Statement or, if a Shelf Resale Notice has been given by Seller, postpone such Shelf Resale, by notice to Seller for one or more periods (each, a “Suspension Period”) not to exceed 30 days in the aggregate; provided that, if the Merger is not completed within 120 days after the Closing, Parent will have the right to suspend the use of the Shelf Registration Statement for 60 days in the aggregate.  Seller shall keep confidential any communications received by it from Parent regarding the suspension of the use of the Shelf Registration Statement.  If, after the expiration of the Suspension Period, Seller desires to proceed with a Shelf Resale, Seller shall send a new Shelf Resale Notice to Parent in accordance with Section 2.01(b).

Section 2.02 .  No Underwritten Offerings.  A Shelf Resale shall only be effected as a non-underwritten “broker’s transaction” or non-underwritten block trade on the New York Stock Exchange.

Section 2.03 .  Registration Procedures.  (a) Parent Obligations. Subject to the provisions of Section 2.01, when Parent is required to have an effective shelf registration statement in place that shall permit resales by Seller of Registrable Securities, Parent shall:

(i) prepare and file with the Commission such amendments, post-effective amendments and supplements to each Shelf Registration Statement and the Prospectus used in connection therewith as reasonably requested by Seller as necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Resale, and cause the related Prospectus to be supplemented by any prospectus supplement or issuer free writing prospectus as reasonably requested by Seller as necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Shelf Resale;

(ii) (A) notify in writing Seller, at any time when a Prospectus would be required to be delivered under the Securities Act relating to a sale of Registrable Securities, upon discovery that the Prospectus included in such Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) upon such discovery and at the request of Seller (but subject to Parent’s right to declare a Suspension Period), prepare and file a supplement or amendment to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference or an issuer free writing prospectus related thereto, and furnish to Seller an electronic copy of such Prospectus or document as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the reasonably earliest practical date (but subject to Parent’s right to declare a Suspension Period);

(iv) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Commission and any applicable national securities exchange, and make available to its shareholders as soon as reasonably practicable, an earnings statement of Parent covering the period of at least 12 months, beginning with the first day of Parent’s first full quarter after the Registration Date, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(v) cooperate with Seller to facilitate the timely preparation of, at Parent’s option, certificates or book entries (which shall not bear any restrictive legends) representing Registrable Securities sold under any Shelf Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as Seller may request;

(vi) deliver to Seller, without charge, an electronic copy of the Prospectus or Prospectuses (including each form of Prospectus and any issuer free writing prospectus related to any such Prospectuses) as Seller may reasonably request in connection with the distribution of the Registrable Securities; and Parent, subject to Section 2.03(b)(iii), hereby consents to the use of such Prospectus by Seller in connection with the offering and sale of the Registrable Securities covered by such Prospectus; and

(vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Shelf Registration Statement from and after a date not later than the effective date of such Shelf Registration Statement.

(b) Seller Obligations.  Seller agrees:

(i) on or prior to the Registration Date, Seller shall provide to Parent (A) a completed selling shareholder questionnaire (the form of which will be provided by Parent) containing such information from Seller that Parent may reasonably requests in order to proceed with a Shelf Resale including Seller and (B) an undertaking to update such questionnaire during the Shelf Registration Period promptly upon the occurrence of any change that results in such questionnaire containing an untrue statement or an omission to state a material fact;

(ii) to provide to Parent any information, documents and instruments from Seller that Parent reasonably requests in connection with the Prospectus or a related supplement;

(iii) upon receipt of any notice from Parent of the occurrence of any event of the kind described in Section 2.03(a)(ii)(A) or any notice of a Suspension Period, to forthwith (i) discontinue any Shelf Resale until (A) Seller’s receipt of an electronic copy of the supplemented or amended Prospectus contemplated by Section 2.03(a)(ii) or (B) such supplemented or amended Prospectus or any document incorporated or deemed to be incorporated therein by reference or an issuer free writing prospectus related thereto, has been filed with the Commission or notice that such Suspension Period has terminated, and (ii) if so directed by Parent, deliver to Parent, at Parent’s expense, all copies, other than permanent file copies, then in Seller’s possession of the Prospectus covering Registrable Securities at the time of receipt of such notice; and

(iv) that Seller shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of Parent.

Section 2.04 .  Registration Expenses.  Parent shall pay all out of pocket expenses incurred by Parent in compliance of its obligations under this Exhibit B, including the registration and filing fees in connection with the filing of the Shelf Registration Statement, if any, and any related Prospectus and supplement thereto.  Parent shall pay all costs and expenses incurred by Seller in connection with any Shelf Resale under this Exhibit B, including all fees and expenses of counsel to Seller, other than brokerage fees and commissions in connection with the sale of Seller’s Registrable Securities.

Section 2.05 .  Indemnification.  (a) By Parent.  Parent agrees to indemnify and hold harmless, to the fullest extent permitted by law, (i) Seller and, as applicable, its affiliates, officers, directors, employees, representatives and agents (collectively, the “Seller Indemnified Persons”) and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Seller Indemnified Person, in each case, from and against all losses, claims, actions, judgments, damages, liabilities, costs and expenses, including reasonable expenses of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”) caused by, arising out of, resulting from, based on or relating to (A) any untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement thereto, or any documents incorporated therein by reference, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, except insofar as the same are caused by any information furnished in writing to Parent by any Seller Indemnified Persons expressly for inclusion therein.

(b)                  By the Seller.  In connection with any Shelf Registration Statement in which Seller is participating, Seller will furnish to Parent in writing information regarding Seller’s ownership of Registrable Securities and its intended method of distribution thereof and, to the fullest extent permitted by law, shall indemnify (i) Parent and its affiliates, directors, officers, employees, representatives and agents (collectively, the “Parent Indemnified Persons”) and (ii) each person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any such Parent Indemnified Person, in each case, from and  against all Losses caused by, arising out of, resulting from, based on or relating to (A) any untrue statement or alleged untrue statement of material fact contained in any Shelf Registration Statement, Prospectus or preliminary Prospectus or any amendment or supplement thereto, or any documents incorporated therein by reference, or (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case, only to the extent that the same are caused by any information furnished in writing by any Seller Indemnified Person expressly for inclusion therein.  Notwithstanding the foregoing, Seller shall not be liable to Parent for amounts in excess of the amount received by Seller in the offering or sale giving rise to such liability.

(c)        Notice.  Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, that the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d)        Defense of Actions.  In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it that are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay). In either event the indemnified party shall be reimbursed by the indemnifying party for the reasonable fees and expenses incurred in connection with retaining separate legal counsel; provided that, the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for all the indemnified parties.  An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent.  No matter shall be settled by an indemnifying party without the consent of the indemnified party, which consent shall not be unreasonably withheld.

(e)        Survival.  The indemnification provided for under this Exhibit B shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f)        Contribution.  If recovery is not available or insufficient to hold harmless an indemnified party in respect of any Losses under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such person would be entitled to such indemnification but for such reason or reasons.  In determining the amount of contribution to which the respective persons are entitled, there shall be considered the persons’ relative fault, relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and other equitable considerations appropriate under the circumstances.  It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.  Notwithstanding the foregoing, Seller shall not be required to make a contribution in excess of the amount received by Seller in the offering or sale giving rise to such liability.

Section 2.06 .  Termination of Registration Rights.  This Article II (other than Sections 2.04 and 2.05) will terminate on the date on which all Parent Common Shares owned by Seller subject to this Exhibit B cease to be Registrable Securities.

Section 2.07 .  No Transfer Of Registration Rights.  None of the rights of Seller under this Exhibit B shall be assignable to any Person.